3930 N. First St., San Jose, CA 95134 August 5, 2024 Matteo Anversa Dear Matteo, On behalf of Logitech Inc. (“Logitech” or “Company”), we are pleased to offer you employment with Logitech as Chief Financial Officer (“CFO”) reporting directly to me, as Chief Executive Officer of Logitech International S.A. (“Logitech International”). Your start date will be September 1, 2024. Your annual base salary will be $700,000, payable every two weeks at a bi-weekly rate of $26,923.08. You will also be eligible to participate in Logitech International’s Leadership Team Bonus Program, targeted at 95% of your base salary for a potential total target cash compensation of $1,365,000. The Leadership Team Bonus Plan potential payouts currently range from 0 - 200% of the targeted amount. All compensation paid to you in your capacity as the Company's CFO, an executive officer or member of the Group Management Team shall be subject to social security and tax deductions as required under applicable laws. For fiscal year 2025 (April 2024 – March 2025), your payout under the Leadership Team Bonus Program will be prorated based upon your start date, provided you are an active employee of Logitech on March 31, 2025. You will also be eligible to participate in Logitech’s annual equity program. Grants in this annual equity program are subject to market conditions, Company performance and Compensation Committee approval and granted in the form of Performance Share Units (“PSUs”). The annual equity grants for a three-year performance period are approved in the March Board meeting and granted on April 15 each year. Because of your start date, on October 15, 2024, we will propose a PSU grant of $3,000,000 subject to the terms and conditions of the applicable plan, including vesting requirements, in particular vesting following a three-year performance period, here being a vesting date of May 15, 2027, which has been approved by the Compensation Committee of Logitech International’s Board of Directors. Subject to the above conditions, you will be eligible for an annual PSU grant of $3,000,000. You will be subject to Logitech's stock ownership guidelines which currently mandate that you must fully own Logitech shares with a market value equal to a multiple of three times your annual base salary. You will have 5 years to meet ownership requirements. Based on your start date, the Company shall also pay you a “Share and Bonus Buy Out” bonus of $1,023,414 awarded in cash to be paid in March 2025, which combines cash bonus and part equity replacement. Further, after the filing of Gentherm Inc.’s Proxy statement in 2025 pursuant to Section 14A for its fiscal year 2024, ending December 31, 2024, Logitech will make an additional bonus payment (the “True Up Payment”) to you if Gentherm Inc.’s executives were provided bonuses beyond 100%. The maximum True Up will be up to 200%. In addition, you will Exhibit 10.1

3930 N. First St., San Jose, CA 95134 be awarded restricted stock units (“RSUs”) totaling $946,850, which will be granted on the 15th of the month following your start date. The RSUs will be granted as follows, subject to the approval of Compensation Committee of Logitech International’s Board of Directors: $946,850 will vest in March 2026. In the event you are terminated “For Cause” or resign within 12 months of the March 2025 pay out date (Resignation is defined as the date you provide notice of your resignation to the Company), you will be required to repay the cash portion of the “Share and Bonus Buy Out” paid within the 12-month period. However, if your resignation is for “Good Reason” (defined as a change to your title of CFO or a change to your reporting structure away from directly reporting to the CEO or a material downward adjustment to your base salary or modification to Logitech’s compensation plans and programs to your material detriment, you will not be required to repay the cash portion of the “Share and Bonus Buy Out” paid within the 12-month period. Logitech offers a comprehensive benefits package, including medical, dental and vision insurance plans (effective on your date of hire), a healthcare spending account, a 401(k) retirement savings plan, commuter benefits, an Employee Share Purchase Plan, life insurance, short and long-term disability insurance, as well as sick leave and 15 paid holidays. As a senior leader of Logitech, you will also be eligible to participate in Logitech’s Management Deferred Compensation Plan. Copies of all benefit plans referenced herein will provided to you. Company will provide you with Relocation Assistance from Michigan to the San Francisco Bay Area, including but not limited to, transportation, temporary housing, destination services, household goods packing, shipping, and unpacking, as outlined in Logitech’s International Relocation Policy. Company will also assist you with the closing costs for the sale of your Michigan home. This benefit will be calculated so that after applicable tax withholding, you receive the actual amount of the closing costs, capped at $100,000. Company will also provide you a monthly Relocation Allowance for up to 12 months. The Relocation Allowance will be paid for the first twelve (12) months after your move to the San Francisco Bay Area. The monthly Relocation Allowance will be calculated so that after applicable tax withholding, you receive a net payment of $10,000, for a total Relocation Allowance (net of taxes) equal to $120,000. Further, should you move to the San Francisco Bay Area during FY2025, Company will reimburse you $5,000 per month for duplicative educational costs for your children occurring in FY25, for up to 12 months, which will be provided net, i.e., less applicable taxes. The parties will evaluate a relocation date nine (9) months after your start date. Logitech’s compensation plans and programs are reviewed each year and may be subject to change. Logitech reserves the right to cancel or change the benefit plans and programs it offers to its employees, including its executive officers, at any time. Any adjustment to your base salary or your target incentive bonus and other compensation shall be in the sole discretion of the Board of Directors or the Compensation Committee. In addition, you will be subject to Logitech’s Executive Clawback Policy, which became effective on October 1, 2023, a copy of which is enclosed. While it is our sincere hope and belief that our working relationship will be mutually beneficial, we also want to advise you that Logitech is an at-will employer. Consequently, either Logitech or you can terminate the employment relationship at-will, at any time, with or without cause, and with or without advance notice, except as specified in the Employment Agreement. This offer letter shall be deemed merged with the Employment Agreement that has also been provided to you and read as one comprehensive Agreement. You will be required to provide your legal eligibility to work in the United States on your first day of employment – instructions on what to bring will be provided before your first day.

3930 N. First St., San Jose, CA 95134 We eagerly await your acceptance by the end of the business day on August 6, 2024. Matteo, we feel that the single most important factor of our success is our people, and we look forward to having you on the Logitech team. If you have any questions or need clarification on any information contained in this letter, please do not hesitate to contact us. Please sign and return the offer letter to Elaine Laird, our Head of People & Culture. Sincerely yours, Johanna W. (Hanneke) Faber Chief Executive Officer Logitech International

3930 N. First St., San Jose, CA 95134 *********************************** I accept the position of Chief Financial Officer and will begin work on September 2, 2024. I further acknowledge that the terms and conditions specified in this letter are the only commitments the Company is making relative to my employment and that all other promises, either verbal or written, are null and void. /s/ Matteo Anversa August 6, 2024 Matteo Anversa Date